EXHIBIT 2.1.1

                            CERTIFICATE OF AMENDMENT
                                       to
                            ARTICLES OF INCORPORATION
                                       of
                           CARSON CAPITAL CORPORATION
                            (A Colorado Corporation)

Carson Capital Corporation, a corporation organized and existing under and by virtue of the Colorado Corporation Code, DOES HEREBY CERTIFY THAT:

A. The name of this corporation is CARSON CAPITAL CORPORATION.

B. The Board of Directors of Carson Capital Corporation, by the unanimous written consent of its members, filed with the minutes of the Board, duly adopted resolutions setting forth a proposed amendment to the Articles of Incorporation of the corporation, declaring such amendment to be advisable and directing that the proposal be placed before the shareholders of the corporation for consideration thereof. The amendments to the Articles of Incorporation are set forth below, consisting of amendment of Articles FIRST, THIRD and paragraph
(d) of Article SEVENTH and the addition of new Article NINTH, namely:

"FIRST: The name of this corporation is VALUESTAR CORPORATION.

THIRD: The aggregate number of shares which the Corporation shall have the authority to issue is TWENTY MILLION (20,000,000) shares, all of which shall be designated "Common Stock" or "Common Shares" and shall have a par value of $.00025 per share. No preferred shares are authorized. Shares shall be issued for such consideration, expressed in United States dollars, as the Board of Directors may from time to time determine. The designations, voting powers, preferences, optional or other special rights and qualifications, limitations or restrictions of the Common Shares are set forth in this Article THIRD:

         (a) Issuance. The Common Stock may be issued from time to time in one or more classes or series in any manner permitted by law, as determined by the Board of Directors and stated in the resolution or resolutions providing for issuance thereof. Each class or series shall be appropriately designated, prior to issuance of any shares thereof, by some distinguishing letter, number or title. All shares of each class or series of Common Stock shall be alike in every particular and shall be of equal rank and have the same power, preferences and rights, and shall be subject to the same qualifications, limitations and restrictions, if any.

         (b) Voting Powers. The Common Stock may have such voting powers (full, limited, contingent or no voting powers), such designations, preferences and relative, participating, optional or other special rights, and be subject to such qualifications, limitations and restrictions, as the Board of Directors shall determine by resolution or resolutions. Unless otherwise resolved by the Board of Directors, each Common Stock share shall be of the same class, without any designation, preference or relative, participating, optional or other special rights, and subject to no qualification, limitation or restriction, and each share of Common Stock shall have one vote in respect of all matters voted upon by the shareholders. Cumulative voting shall not be allowed in the election of directors or as to any other matter presented for shareholder approval.

         (c) Dividends. The holders of Common Stock shall receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

         (d) Convertibility. Common Shares or other shares of any class or series may be made convertible into or exchangeable for, at the option of the Corporation or the holder or upon the occurrence of a specified event, shares of any other class or classes or any other series of the same or any other class or classes of shares of the Corporation, at such price or prices or at such rate or rates of exchange and with such adjustments as shall be set forth in the resolution or resolutions providing for the issuance of such convertible or exchangeable shares adopted by the Board of Directors. Notes, debentures and other debt instruments likewise may be made convertible into or exchangeable for Common Shares, either at the time of issuance or thereafter.

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         (e)  Redeemability.  Common Shares may be made redeemable at the option of the Corporation, of another person, or upon the occurrence of a designated event, if and to the extent now or subsequently allowed by the Colorado Corporation Code, as such law may subsequently be amended, and the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable, the amount per share payable in case of redemption and any variance in the amount or amounts payable, among other terms, conditions and limitations which may be imposed, may be fixed and established by the Board of
Directors  in  the  resolution  or  resolutions   authorizing  the  issuance  of
redeemable Common Shares. Any such redemption may be made without the vote or approval of shareholders.

         (f) Capital. The portion of the consideration received by the Corporation upon issuance of any of its shares that shall constitute "capital" within the meaning of the Colorado Corporation Code shall be (1) in the case of par value shares, the par value thereof, and (2) in the case of shares without par value, the stated value of such shares as determined by the Board of Directors at the time of issuance; provided, that if no stated value is determined at the time that no-par-value shares are issued, the entire consideration to be received for the shares shall constitute capital. Any and all shares of Common Stock issued by the Corporation for which not less than the portion of the consideration to be received determined to be "capital" has been paid to the Corporation, provided the Corporation has received a promissory note or other binding legal obligation of the purchaser to pay the balance thereof, shall be deemed fully paid and nonassessable shares.

         (i) Amendment of Shareholder Rights. So long as no shares of any class or series established by resolution of the Board of Directors have been issued, the voting rights, designations, preferences and relative, optional, participating or other rights of these shares may be amended by resolution of the Board of Directors.

         (j) Status of Certain Shares. Shares of Common Stock which have redeemed, converted, exchanged, purchased, retired or surrendered to the Corporation, or which have been reacquired in any other manner, shall have the status of authorized and unissued shares and may be reissued by the Board of Directors as shares of the same or any other series, unless otherwise provided herein or in the resolution authorizing and establishing the shares.

SEVENTH: (d) The following provisions are hereby adopted for the purpose of regulating certain matters relating to the voting of shareholders of the
Corporation:

         (i) Definitions. Whenever the term "total voting power" appears in these Articles, it shall mean all shares of the Corporation entitled to vote at a meeting or on a question presented for shareholder approval, and of every class or series of shares entitled to vote by class or series. Whenever the term "votes cast" appears in these Articles, it shall mean the total number of voting shares out of the total voting power which were unequivocally voted in favor of or against a director standing for election or a matter presented for shareholder approval at a legal meeting which commenced with a quorum.

         (ii) Quorum. Forty percentum (40%) of the total voting power, or where a separate vote by class or series is required, a 40% of the voting shares of each such class or series, represented in person or by proxy, shall constitute a quorum at any meeting of the Corporation's shareholders.

         (iii) Vote Required. Any election of directors and any other action to be taken by the Corporation's shareholders shall require only a majority of the votes cast, except where these Articles or the Corporation's Bylaws then in effect requires a higher proportion of the votes cast or requires a proportion of the total voting power. Abstentions from voting shall not be considered in the tallying of votes. Nothing contained in this Article SEVENTH shall affect the voting rights of holders of any class or series of shares entitled to vote as a class or by series. The Bylaws may provide for the vote necessary at any adjournment of a duly called meeting for which a quorum was not obtained.

         (iv) Action Without Meeting. Any action by the shareholders may be taken by written consent, in lieu of a meeting and without prior notice or vote, by the holders of the total voting power. The manner of obtaining any such written consent shall be governed by the Corporation's Bylaws.

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         (v) Shareholder Ratification.  Any contract,  transaction or act of the
Corporation or of the Directors which shall be ratified by appropriate vote of the shareholders present at any annual meeting, or at any special meeting called for such purpose, shall so far as is permitted by law be as valid and binding as though ratified by every shareholder of the Corporation.

NINTH: As authorized by Section 7-3-101 of the Colorado Corporation Code, no director of the Corporation shall be personally liable to the Corporation or any shareholder thereof for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of a Director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts in violation of Section 7-5-114 of the Colorado Corporation Code, as it now exists or may hereafter be amended, or (iv) for any transaction from which the director derives an improper personal benefit. This Article NINTH shall apply to a person who has ceased to be a director of the Corporation with respect to any breach of fiduciary duty which occurred when such person was serving as a director. This Article NINTH shall not be construed to limit or modify in any way any director's right to indemnification or other right whatsoever under these Articles, the Corporation's Bylaws or the Colorado Corporation Code.

         If the Colorado Corporation Code hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of the Corporation's directors, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the Colorado Corporation Code as so amended. Any repeal or modification of this Article NINTH by the shareholders shall be prospective only and shall not adversely affect any limitation on the personal liability of any director existing at the time of such repeal or modification. The affirmative vote of at least a majority of the total voting power shall be required to amend or repeal, or adopt any provision inconsistent with, this Article NINTH."

C. This amendment was duly adopted on August 26, 1992 in accordance with the provisions of Section 7-2-109 of the Colorado Corporation Code, and the number of shares voted for adoption was sufficient for approval.

D. This amendment does not provide for an exchange, reclassification or cancellation of issued shares.

E. This amendment does not  effect any change in the amount of stated capital.

IN WITNESS WHEREOF, Carson Capital Corporation has caused this Certificate of Amendment to be signed by James Stein, its President, and attested by Joseph M. Rebboh, its Secretary, this 1st day of September, 1992.

CARSON CAPITAL CORPORATION


By  /s/ JAMES STEIN
     James Stein, President

ATTEST:


By   /s/ JOSEPH M. REBBOH
      Joseph M. Rebboh, Secretary

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